Regenicin Repays Loans from Financial Backers

(Little Falls, NJ) – June 16, 2011 – Regenicin, Inc. (OTC Bulletin Board: RGIN), a biotechnology company specializing in the development of regenerative cell therapies to restore the health of damaged tissues and organs, recently repaid short-term secured loans totaling $242,993.54.

Regenicin, Inc. received these short-term loans from supporters of the company, including members of its board of directors, to finance operations.  The repayment fully satisfied the terms of the loans, and released the company’s assets that were held as security for the loans.

The three board members who were reimbursed for their loan contributions were Dr. Craig Eagle, John Weber and Dr. Joseph Rubinfeld.

“The short-term loans extended to us were from people who genuinely want us to succeed in bringing new product candidates to market in the field of regenerative medicine,” says Randall McCoy, CEO of Regenicin. “We are pleased to have the financial wherewithal to repay these valuable contributors and continue on our path to fulfill our business objectives.”

About Regenicin

Regenicin, Inc. (OTC Bulletin Board: RGIN), is a biotechnology company specializing in the development of regenerative cell therapies to restore the health of damaged tissues and organs.

Regenicin, which was founded in 2010, has assembled a world-class management team with a proven track record for developing and bringing innovative medical devices and biotechnology products to market.   The company is publicly traded with headquarters in New Jersey.

Safe Harbor Statement.  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition.  A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Regenicin(TM), Inc.

Allison Van Ness

646-403-3581

pr@regenicin.com